Exhibit 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, Ohio, June 29, 2016 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $714.7 million and net earnings of $58.5 million, or $0.92 per diluted share, for its fiscal 2016 fourth quarter ended May 31, 2016. Net earnings in the quarter include pre-tax restructuring charges totaling $1.9 million and a $6.9 million pre-tax gain related to the consolidation of the results of the Company's Worthington Specialty Processing (WSP) joint venture with U.S. Steel, as described under "Fiscal 2016 Highlights" below. The net after-tax impact of these items increased earnings per diluted share by $0.05.

In the fourth quarter of fiscal 2015, the Company reported net sales of $846.0 million and net earnings of $28.9 million, or $0.44 per diluted share.  Net earnings in the fourth quarter of fiscal 2015 included pre-tax impairment and restructuring charges totaling $6.5 million, which reduced earnings per diluted share by $0.08.

For the fiscal year ended May 31, 2016, the Company reported net sales of $2.8 billion and net earnings of $143.7 million, or $2.22 per diluted share, up from net earnings of $76.8 million, or $1.12 per diluted share, in the prior year.  Net sales were down 17% year over year, or $564.5 million, driven primarily by lower average selling prices in Steel Processing and lower volume in Pressure Cylinders and Engineered Cabs.  Fiscal year 2016 net earnings were adversely affected by pre-tax impairment and restructuring charges in the net amount of $33.1 million, which when combined with the $6.9 million pre-tax gain related to the consolidation of the WSP joint venture, reduced earnings per diluted share by $0.26.  Impairment and restructuring charges in the prior year resulted in a net pre-tax charge of $107.1 million, which reduced earnings per diluted share by $1.00.

Financial highlights for the current and comparative periods are as follows:

-more-

Worthington Industries
June 29, 2016

(U.S. dollars in millions, except per share data)

	4Q 2016	3Q 2016	4Q 2015	12M 2016	12M 2015
Net sales	$714.7	$647.1	$846.0	$2,819.7	$3,384.2
Operating income	54.0	25.1	27.2	122.1	60.6
Equity income	34.1	25.0	18.4	115.0	87.5
Net earnings	58.5	29.8	28.9	143.7	76.8
Earnings per diluted share	$0.92	$0.47	$0.44	$2.22	$1.12

"We ended fiscal year 2016 with a very good fourth quarter which drove annual earnings per share to a record $2.22," said John McConnell, Chairman and CEO.  "We had excellent results in the fourth quarter in Steel Processing, our joint ventures, especially WAVE, and the industrial and consumer products businesses in Pressure Cylinders.  I want to thank each of our employees for their dedication and hard work in challenging times and for taking advantage of opportunities to improve and help the Company grow."

Consolidated Quarterly Results

Net sales for the fourth quarter of fiscal 2016 were $714.7 million, down 16% from the comparable quarter in the prior year, when net sales were $846.0 million. The decrease was the result of lower average selling prices in Steel Processing, as a result of lower steel prices, and lower volume in certain Pressure Cylinders businesses, and Engineered Cabs.

Gross margin increased $24.2 million from the prior year quarter to $134.5 million due to a favorable pricing spread and the favorable impact of inventory holding gains in Steel Processing in the current quarter compared to inventory holding losses in the prior year quarter, partially offset by lower volume in Pressure Cylinders and Engineered Cabs.

Operating income for the current quarter was $54.0 million, an increase of $26.8 million from the prior year quarter.  The increase was due to higher gross margin, and the favorable impact of lower impairment and restructuring charges.

Interest expense was $8.1 million for the current quarter, compared to $8.2 million in the prior year quarter. The decrease was due to lower short-term borrowings.

The Company's portion of equity income from unconsolidated joint ventures increased $15.7 million from the prior year quarter to $34.1 million on higher contributions from all the joint ventures.  Joint venture sales totaled $393.3 million for the current quarter.  The Company received cash distributions of $21.2 million from unconsolidated joint ventures during the quarter.

-more-

Worthington Industries
June 29, 2016

Income tax expense was $24.8 million in the current quarter compared to $6.2 million in the prior year quarter.  The increase was primarily due to higher earnings.  Tax expense in the current quarter reflects an effective rate of 29.8% compared to 17.8% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $583.5 million, down $27.6 million from February 29, 2016, due to lower short-term borrowings.  The Company had $84.2 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing's net sales of $466.0 million were down 14%, or $73.9 million, from the comparable prior year quarter driven primarily by lower average selling prices.  Operating income of $40.4 million was $17.9 million higher than the prior year quarter due to a favorable pricing spread and the favorable impact of inventory holding gains in the current quarter compared to inventory holding losses in the prior year quarter.  The mix of direct versus toll tons processed was 52% to 48% in the current quarter, compared to 62% to 38% in the prior year quarter.  The change in mix was primarily the result of the consolidation of the WSP joint venture effective March 1, 2016.

Pressure Cylinders' net sales of $218.6 million were down 13%, or $33.0 million, from the comparable prior year quarter.  The decline was driven primarily by a 61% volume decrease in the oil & gas equipment business.  Operating income of $12.9 million was $2.6 million higher than the prior year quarter on lower impairment and restructuring charges and improvements in the industrial and consumer products businesses.  Declines in the oil & gas equipment business partially offset the overall improvement in Pressure Cylinders' operating income.

Engineered Cabs' net sales of $29.1 million were down $17.4 million, or 37%, below the prior year quarter due to declines in market demand and the September 2015 closure of the Florence, S.C. facility.  The operating loss was $2.0 million less than the prior year quarter.

-more-

Worthington Industries
June 29, 2016

The "Other" category includes the Energy Innovations businesses, as well as non-allocated corporate expenses.  Net sales in the "Other" category were $1.0 million, a decrease of $7.0 million from the prior year quarter as the Construction Services business has ceased operations.  The Construction Services business reported a $0.3 million loss for the quarter as operations were wound down.

Fiscal 2016 Highlights
•	On March 1, 2016, the Company obtained operating control of the WSP joint venture with U.S. Steel. As a result, the Company began consolidating the results of WSP within the financial results of Steel Processing as of March 1, 2016. The ownership percentages remained unchanged with Worthington at 51% and U.S. Steel at 49%.
•	On December 7, 2015, the Company completed the acquisition of the global CryoScience business of Taylor Wharton, including a manufacturing facility in Theodore, Ala. for $30.6 million. The asset purchase was made pursuant to the Chapter 11 bankruptcy proceedings of Taylor Wharton and became part of Pressure Cylinders upon closing.
•	During Fiscal 2016, the Company repurchased a total of 3,500,000 common shares for $99.8 million at an average price of $28.53.

Outlook

"While we expect some headwinds to continue, our legacy businesses are performing well and we anticipate a good start to our new fiscal year," McConnell said.  "The Company's two underperforming businesses, engineered cabs and oil and gas, are in better positions with smaller footprints and the cryogenics business is repositioning with its moves to new facilities later this year and new markets.  And, all of our efforts in Transformation 2.0 and innovation will help us continue to improve and achieve our goals for growth in each of our businesses."

Conference Call

Worthington will review fiscal 2016 fourth quarter and full-year results during its quarterly conference call on June 29, 2016, at 2:30 p.m., Eastern Daylight Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

-more-

Worthington Industries
June 29, 2016

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2016 fiscal year sales of $2.8 billion.  Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions;  automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 10,000 people and operates 82 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

-more-

Worthington Industries
June 29, 2016

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to outlook, strategy or business plans;  the ability to correct performance issues at operations; future or expected growth, forward momentum,  performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing and pricing trends for raw materials and finished goods and the impact of pricing and pricing changes; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits for Transformation efforts; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential, capacity, and working capital needs; the ability to make acquisitions; the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to reduce costs and improve operations in  down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for increasing volatility or improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, heavy equipment and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties, (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, and innovation efforts, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in these markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I – Item 1A. – Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2015.

-more-

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2016	2015	2016	2015
Net sales	$714,671	$846,023	$2,819,714	$3,384,234
Cost of goods sold	580,196	735,711	2,367,121	2,920,701
Gross margin	134,475	110,312	452,593	463,533
Selling, general and administrative expense	78,580	76,593	297,402	295,920
Impairment of goodwill and long-lived assets	-	2,344	25,962	100,129
Restructuring and other expense	1,883	4,162	7,177	6,927
Operating income	54,012	27,213	122,052	60,557
Other income (expense):
Miscellaneous income (expense), net	7,544	(961)	11,267	795
Interest expense	(8,131)	(8,227)	(31,670)	(35,800)
Equity in net income of unconsolidated affiliates	34,144	18,433	114,966	87,476
Earnings before income taxes	87,569	36,458	216,615	113,028
Income tax expense	24,831	6,232	58,987	25,772
Net earnings	62,738	30,226	157,628	87,256
Net earnings attributable to noncontrolling interests	4,215	1,361	13,913	10,471
Net earnings attributable to controlling interest	$58,523	$28,865	$143,715	$76,785

Basic
Average common shares outstanding	61,453	64,217	62,469	66,309
Earnings per share attributable to controlling interest	$0.95	$0.45	$2.30	$1.16

Diluted
Average common shares outstanding	63,933	65,767	64,755	68,483
Earnings per share attributable to controlling interest	$0.92	$0.44	$2.22	$1.12

Common shares outstanding at end of period	61,534	64,141	61,534	64,141

Cash dividends declared per share	$0.19	$0.18	$0.76	$0.72

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$84,188	$31,067
Receivables, less allowances of $4,579 and $3,085 at May 31, 2016
and May 31, 2015, respectively	439,688	474,292
Inventories:
Raw materials	162,427	181,975
Work in process	86,892	107,069
Finished products	70,016	85,931
Total inventories	319,335	374,975
Income taxes receivable	10,535	12,119
Assets held for sale	10,079	23,412
Deferred income taxes	-	22,034
Prepaid expenses and other current assets	51,635	54,294
Total current assets	915,460	992,193
Investments in unconsolidated affiliates	191,826	196,776
Goodwill	246,067	238,999
Other intangible assets, net of accumulated amortization of $49,532 and
$47,547 at May 31, 2016 and May 31, 2015, respectively	96,164	119,117
Other assets	31,400	24,867
Property, plant and equipment:
Land	18,537	16,017
Buildings and improvements	256,973	218,182
Machinery and equipment	945,951	872,986
Construction in progress	48,156	40,753
Total property, plant and equipment	1,269,617	1,147,938
Less: accumulated depreciation	686,779	634,748
Total property, plant and equipment, net	582,838	513,190
Total assets	$2,063,755	$2,085,142

Liabilities and equity
Current liabilities:
Accounts payable	$290,432	$294,129
Short-term borrowings	2,651	90,550
Accrued compensation, contributions to employee benefit plans and
related taxes	75,105	66,252
Dividends payable	13,471	12,862
Other accrued items	45,056	56,913
Income taxes payable	2,501	2,845
Current maturities of long-term debt	862	841
Total current liabilities	430,078	524,392
Other liabilities	63,487	58,269
Distributions in excess of investment in unconsolidated affiliate	52,983	61,585
Long-term debt	579,982	579,352
Deferred income taxes	17,379	21,495
Total liabilities	1,143,909	1,245,093
Shareholders' equity - controlling interest	793,371	749,112
Noncontrolling interest	126,475	90,937
Total equity	919,846	840,049
Total liabilities and equity	$2,063,755	$2,085,142

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2016	2015	2016	2015
Operating activities:
Net earnings	$62,738	$30,226	$157,628	$87,256
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,951	21,760	84,699	85,089
Impairment of goodwill and long-lived assets	-	2,344	25,962	100,129
Provision (benefit) for deferred income taxes	13,423	1,401	7,354	(39,960)
Bad debt expense	151	365	346	259
Equity in net income of unconsolidated affiliates, net of distributions	(12,949)	(3,925)	(29,473)	(12,299)
Net (gain) loss on sale of assets	(5,363)	(204)	(12,996)	3,277
Stock-based compensation	4,552	5,005	15,836	17,916
Excess tax benefits - stock-based compensation	-	(762)	-	(7,178)
Gain on previously held equity interest in WSP	(6,877)	-	(6,877)	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(10,674)	21,097	66,117	32,011
Inventories	5,319	98,033	66,351	54,108
Prepaid expenses and other current assets	9,003	(4,113)	18,327	(15,295)
Other assets	(511)	(4,014)	(4,530)	1,617
Accounts payable and accrued expenses	37,645	(93,245)	20,180	(83,190)
Other liabilities	(892)	743	4,460	(9,365)
Net cash provided by operating activities	117,516	74,711	413,384	214,375

Investing activities:
Investment in property, plant and equipment	(21,571)	(22,990)	(97,036)	(96,255)
Investment in notes receivable	-	-	-	(7,300)
Acquisitions, net of cash acquired	-	191	(34,206)	(105,291)
Investments in unconsolidated affiliates	-	-	(5,595)	(8,230)
Proceeds from sale of assets and insurance	(89)	10,194	9,797	14,007
Net cash used by investing activities	(21,660)	(12,605)	(127,040)	(203,069)

Financing activities:
Net proceeds from (repayments of) short-term borrowings	(28,115)	(33,597)	(85,843)	79,047
Proceeds from long-term debt	-	4,176	921	30,572
Principal payments on long-term debt	(218)	(207)	(862)	(102,852)
Proceeds from issuance of common shares	2,896	1,283	8,707	2,910
Excess tax benefits - stock-based compensation	-	762	-	7,178
Payments to noncontrolling interest	-	(1,312)	(9,106)	(13,379)
Repurchase of common shares	-	(32,945)	(99,847)	(127,360)
Dividends paid	(11,663)	(11,667)	(47,193)	(46,434)
Net cash used by financing activities	(37,100)	(73,507)	(233,223)	(170,318)

Increase (decrease) in cash and cash equivalents	58,756	(11,401)	53,121	(159,012)
Cash and cash equivalents at beginning of period	25,432	42,468	31,067	190,079
Cash and cash equivalents at end of period	$84,188	$31,067	$84,188	$31,067

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2016	2015	2016	2015
Volume:
Steel Processing (tons)	1,028,278	875,121	3,523,429	3,509,703
Pressure Cylinders (units)	19,458,765	22,082,614	72,230,021	81,112,610

Net sales:
Steel Processing	$466,023	$539,954	$1,843,661	$2,145,744
Pressure Cylinders	218,610	251,613	844,898	1,001,402
Engineered Cabs	29,077	46,469	121,946	192,953
Other	961	7,987	9,209	44,135
Total net sales	$714,671	$846,023	$2,819,714	$3,384,234

Material cost:
Steel Processing	$289,897	$396,142	$1,245,051	$1,567,325
Pressure Cylinders	90,372	122,832	359,802	474,319
Engineered Cabs	13,579	22,774	57,326	89,309

Selling, general and administrative expense:
Steel Processing	$36,969	$33,872	$132,827	$123,372
Pressure Cylinders	37,675	37,026	143,853	141,092
Engineered Cabs	4,249	5,903	18,506	26,128
Other	(313)	(208)	2,216	5,328
Total selling, general and administrative expense	$78,580	$76,593	$297,402	$295,920

Operating income (loss):
Steel Processing	$40,427	$22,555	$112,001	$108,707
Pressure Cylinders	12,896	10,316	28,375	58,113
Engineered Cabs	(1,697)	(3,726)	(19,331)	(97,260)
Other	2,386	(1,932)	1,007	(9,003)
Total operating income	$54,012	$27,213	$122,052	$60,557

Equity income (loss) by unconsolidated affiliate:
WAVE	$22,887	$16,307	$82,725	$70,649
ClarkDietrich	4,346	542	14,635	2,950
Serviacero	3,399	(25)	6,253	3,272
ArtiFlex	3,183	1,158	10,336	7,199
WSP	-	423	1,665	2,913
Other	329	28	(648)	493
Total equity income	$34,144	$18,433	$114,966	$87,476

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2016	2015	2016	2015
Volume (units):
Consumer Products	12,318,962	13,550,943	45,298,605	48,964,578
Industrial Products*	7,004,562	7,521,044	26,493,737	26,426,519
Mississippi*	-	893,532	-	5,278,597
Alternative Fuels	127,430	115,105	422,630	431,954
Oil and Gas Equipment	664	1,717	3,668	10,246
Cryogenics	7,147	273	11,381	716
Total Pressure Cylinders	19,458,765	22,082,614	72,230,021	81,112,610

Net sales:
Consumer Products	$61,882	$56,948	$217,427	$217,738
Industrial Products*	103,449	113,369	406,571	413,154
Mississippi*	-	5,154	-	26,827
Alternative Fuels	27,676	26,205	98,746	94,468
Oil and Gas Equipment	15,170	46,073	90,271	230,525
Cryogenics	10,433	3,864	31,883	18,690
Total Pressure Cylinders	$218,610	$251,613	$844,898	$1,001,402

* Mississippi, an industrial gas facility, was sold in May 2015. It has been broken out so as not to distort the Industrial Products comparisons as the products previously produced at the Mississippi facility have been discontinued.

The following provides detail of impairment of long-lived assets and restructuring and other expense included in operating income by segment.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2016	2015	2016	2015
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$-	$-	$3,050
Pressure Cylinders	-	2,344	22,962	11,911
Engineered Cabs	-	-	3,000	83,989
Other	-	-	-	1,179
Total impairment of goodwill and long-lived assets	$-	$2,344	$25,962	$100,129

Restructuring and other expense (income):
Steel Processing	$322	$130	$4,110	$72
Pressure Cylinders	708	3,482	392	6,408
Engineered Cabs	511	(19)	3,570	(332)
Other	342	569	(895)	779
Total restructuring and other expense	$1,883	$4,162	$7,177	$6,927